Exhibit 99.1

For Immediate Release

UNILENS MODIFIES LICENSE AGREEMENT WITH BAUSCH + LOMB - GRANTS RIGHT TO USE NEXT GENERATION MULTIFOCAL TECHNOLOGY

LARGO, Florida (April 11, 2013) – Unilens Vision Inc. (OTC Markets Group OTCQB: UVIC) (TSX Venture Exchange: UVI), through it’s wholly owned subsidiary Unilens Vision Sciences Inc. today announced that the company and Bausch + Lomb have extended the parties’ existing licensing agreement.

The amended agreement continues Bausch + Lomb’s exclusive worldwide license for Unilens’ multifocal technology and grants Bausch + Lomb an exclusive worldwide license to use Unilens’ new multifocal technology.  Terms of the arrangement were not disclosed; however the parties have agreed that the existing royalty rates will remain in effect and will apply for both technologies.

Bausch + Lomb recently introduced the PureVision® 2 for Presbyopia in certain European markets.  The new addition to the PureVision portfolio incorporates Bausch + Lomb’s own innovative lens technology, using certain licensed elements of Unilens’ next generation technology, resulting in a new contact lens offering exceptional near, intermediate, and distance vision.

“We are very pleased to have licensed our next generation technology to Bausch + Lomb, an industry leading global healthcare company,” said Michael Pecora, Unilens President and CEO.  “The licensing agreements, for the worldwide distribution of our proven technology, allows for us to continue focusing our resources on the development and marketing of new and innovative specialty lens products.”

Unilens will continue to develop, manufacture, license, and market contact lenses, including its flagship product the C-Vue® Hydravue™ Multifocal, a disposable silicone hydrogel for monthly replacement, as well as a full line of customized silicone hydrogel lenses under the C-Vue HydraVue brand exclusively to independent eye care professionals.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, and located in Largo, Florida, Unilens Vision Inc., through its wholly- owned subsidiaries Unilens Corp., USA and Unilens Vision Sciences Inc., develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand, directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Markets Group (OTCQB) under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

info@rjfalkner.com

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